News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2008

CHARLOTTE, NORTH CAROLINA, April 17, 2008 - Nucor Corporation (NYSE: NUE) announced today record first quarter net earnings for the fifth consecutive year. Consolidated net earnings for the first quarter of 2008 were $409.8 million, an increase of 8% compared to the first quarter of 2007 net earnings of $381.0 million and an increase of 12% from the fourth quarter of 2007 net earnings of $364.8 million. Diluted earnings per share increased 12% to $1.41 from $1.26 in the first quarter of 2007 and in the fourth quarter of 2007. The increase in earnings per share from the first quarter of 2007 is partially due to the reduced number of shares outstanding as a result of stock repurchases made in 2007.

Nucor’s consolidated net sales increased 32% to a record $4.97 billion compared with $3.77 billion in the first quarter of 2007 due to a 15% increase in average steel sales price per ton, an 11% increase in average steel products sales price per ton, and a significant increase in steel products shipments attributable to acquisitions made in 2007. The increase in sales is also due to the February 29, 2008 acquisition of the stock of SHV North America Corporation, which owns 100% of The David J. Joseph Company (“DJJ”) and its affiliates, for a cash purchase price of approximately $1.4 billion. DJJ, which now operates as a wholly owned subsidiary of Nucor Corporation, has been the broker of ferrous scrap to Nucor since 1969.

Consolidated net sales increased 13% over the fourth quarter of 2007 primarily due to an 8% increase in average steel sales price per ton and the acquisition of DJJ.

The average scrap and scrap substitute cost per ton used increased 29% from $259 in the first quarter of 2007 to $333 in the first quarter of 2008 and increased 17% from $285 in the fourth quarter of 2007.

Total energy costs increased approximately $4 per ton from the first quarter of 2007 to the first quarter of 2008 and increased approximately $3 per ton from the fourth quarter of 2007.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $69.0 million in the first quarter of 2008, compared with a charge of $24.5 million in the first quarter of 2007 and a charge of $92.3 million in the fourth quarter of 2007.

In the steel mills segment, steel production increased 4% to 5,831,000 tons in the first quarter of 2008, compared with 5,585,000 tons produced in the first quarter of 2007, and increased 4% over the 5,586,000 tons produced in the fourth quarter of 2007.

Total steel shipments increased 5% to 5,951,000 tons in the first quarter of 2008, compared with 5,660,000 tons in last year’s first quarter, and increased 5% over the 5,684,000 total tons shipped in the fourth quarter. Steel shipments to outside customers of 5,203,000 tons in the first quarter of 2008 remained flat compared with 5,229,000 tons in the first quarter of 2007, and increased 2% over the 5,078,000 tons shipped in the fourth quarter of 2007.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2008 (Continued)

In the steel products segment, steel joist production during the first quarter was 132,000 tons, compared with 121,000 tons in the first quarter of 2007, an increase of 9%. Steel deck sales increased 9% from 106,000 tons in the first quarter of 2007 to 116,000 tons in this year’s first quarter. Cold finished steel sales increased 51% to 136,000 tons, compared with 90,000 tons in the first quarter of 2007. Sales of fabricated concrete reinforcing steel increased from 40,000 tons in the month of March 2007 (when Nucor acquired Harris Steel Group Inc.) to 179,000 tons in the first quarter of 2008.

Subsequent to the first quarter Nucor completed two acquisitions, utilizing DJJ as a platform for continued growth in the scrap processing industry. In April 2008, a wholly owned subsidiary of Nucor acquired substantially all the assets of Metal Recycling Services Inc. (“MRS”). Based in Monroe, North Carolina, MRS operates a full-service processing facility and two feeder yards and expects to process 220,000 tons annually. MRS will become part of DJJ and will operate under the Metal Recycling Services, LLC name.

Also in April 2008, DJJ acquired substantially all the assets of Galamba Metals Group. Galamba operated 16 full-service scrap processing facilities in Kansas, Missouri and Arkansas and processed over 500,000 tons annually. DJJ will operate the Galamba Metals Group facilities under the Advantage Metals Recycling, LLC name.

Nucor expects to soon conclude a 50/50 joint venture with the Duferco Group (Lugano, Switzerland) for the production of beams in Italy and the distribution of beams in Europe and North Africa. The joint venture will encompass the Duferco Group’s Duferdofin subsidiary and associated distribution companies.

Starting with the May 9, 2008 dividend payment, Nucor is increasing the base quarterly cash dividend rate from $0.30 to $0.32 per share. In addition to the $0.32 per share base dividend amount, the board of directors approved the payment of a supplemental dividend of $0.20 per share, for a total dividend of $0.52 per share. Nucor has increased its regular base cash dividend every year since Nucor began paying dividends 35 years ago.

We expect second quarter earnings to be in the range of $1.55 to $1.60 per diluted share. We expect continued strength in our sheet, plate, beam and bar businesses due to the solid global demand for steel. In our overall downstream businesses we expect conditions to continue to be good, particularly for rebar fabrication, cold finish bars, steel grating, and wire rod and mesh products. We believe our upstream raw material businesses will be accretive in the second quarter. DJJ’s net earnings for the one month that they were owned by Nucor were offset by the purchase accounting adjustments in the period.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2008 (Continued)

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through DJJ, also brokers ferrous and nonferrous metals, pig iron and HRI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2007 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s first quarter results on April 17, 2008 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2008 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	March 29, 2008	March 31, 2007

NET SALES	$4,974,269	$3,768,885

COSTS, EXPENSES AND OTHER:
Cost of products sold	4,071,592	2,991,598
Marketing, administrative and other expenses	169,714	136,210
Interest expense (income), net	18,345	(9,162)
Minority interests	91,771	60,572
	4,351,422	3,179,218

EARNINGS BEFORE INCOME TAXES	622,847	589,667
Provision for income taxes	213,093	208,638
NET EARNINGS	$409,754	$381,029

NET EARNINGS PER SHARE:
Basic	$1.42	$1.27
Diluted	$1.41	$1.26

AVERAGE SHARES OUTSTANDING:
Basic	288,208	301,034
Diluted	290,201	303,482

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2008 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 29, 2008	Dec. 31, 2007
Assets
CURRENT ASSETS:
Cash and cash equivalents	$733,995	$1,393,943
Short-term investments	-	182,450
Accounts receivable, net	1,965,002	1,611,844
Inventories	1,877,371	1,601,600
Other current assets	298,274	283,412

Total current assets	4,874,642	5,073,249

PROPERTY, PLANT AND EQUIPMENT, NET	3,631,792	3,232,998

GOODWILL	1,698,168	847,887

OTHER INTANGIBLE ASSETS, NET	894,617	469,936

OTHER ASSETS	241,302	202,052

TOTAL ASSETS	$11,340,521	$9,826,122

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Short-term debt	$12,367	$22,868
Long-term debt due within one year	175,000	-
Accounts payable	1,345,322	691,668
Federal income taxes payable	131,151	-
Salaries, wages and related accruals	284,611	436,352
Accrued expenses and other current liabilities	421,194	431,148

Total current liabilities	2,369,645	1,582,036

LONG-TERM DEBT DUE AFTER ONE YEAR	2,491,600	2,250,300

DEFERRED CREDITS AND OTHER LIABILITIES	766,401	593,423

MINORITY INTERESTS	287,181	287,446

STOCKHOLDERS' EQUITY:
Common stock	149,430	149,302
Additional paid-in capital	280,981	256,406
Retained earnings	6,880,580	6,621,646
Accumulated other comprehensive income,
net of income taxes	186,496	163,362
	7,497,487	7,190,716
Treasury stock	(2,071,793)	(2,077,799)

Total stockholders' equity	5,425,694	5,112,917

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,340,521	$9,826,122

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2008 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	March 29, 2008	March 31, 2007

Operating activities:
Net earnings	$409,754	$381,029
Adjustments:
Depreciation	109,662	98,402
Amortization	13,411	2,005
Stock-based compensation	9,635	7,649
Deferred income taxes	(8,663)	(16,946)
Minority interests	91,769	60,572
Settlement of cash flow hedges	(283)	(1,584)
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	33,005	(122,598)
Inventories	8,014	(5,314)
Accounts payable	16,245	220,207
Federal income taxes	189,411	204,993
Salaries, wages and related accruals	(162,496)	(232,499)
Other	(41,985)	(30,406)

Cash provided by operating activities	667,479	565,510

Investing activities:
Capital expenditures	(226,238)	(91,349)
Sale of interest in affiliate	-	29,500
Investment in affiliates	(17,118)	(8,761)
Disposition of plant and equipment	1,250	178
Acquisitions (net of cash acquired)	(1,402,179)	(1,060,080)
Purchases of investments	(209,605)	(74,265)
Proceeds from the sale of investments	392,055	997,433
Proceeds from currency derivative contracts	-	517,241
Settlement of currency derivative contracts	-	(511,394)

Cash used in investing activities	(1,461,835)	(201,497)

Financing activities:
Net change in short-term debt	(10,501)	6,096
Proceeds from issuance of long-term debt	400,000	-
Issuance of common stock	6,158	6,601
Excess tax benefits from stock-based compensation	7,300	6,000
Distributions to minority interests	(91,993)	(105,600)
Cash dividends	(176,556)	(181,155)

Cash provided by (used in) financing activities	134,408	(268,058)

Increase (decrease) in cash and cash equivalents	(659,948)	95,955

Cash and cash equivalents - beginning of year	1,393,943	785,651

Cash and cash equivalents - end of three months	$733,995	$881,606

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com